FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 30, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Initial Test of Sroda-6 Well;

Reaches Preliminary Agreement on Two New Exploration Wells

Salt Lake City, October 30, 2008 – FX Energy, Inc. (NASDAQ: FXEN) today reported that the Sroda-6 well drilled 30 meters of good quality Rotliegend reservoir rock removing one of the major uncertainties of the Sroda City structure. Unfortunately the well came in significantly structurally low to prognosis and on drill stem test recovered only gas cut brine. However, while the rig remains in place geophysical field work is being conducted to determine whether a higher structural position can be reached by deviating the current well and thereby testing the closure in an optimal location.

Jerzy Maciolek, VP of International Exploration, noted, “Sroda-6 illustrates the tremendous challenge we face converting time data into depth maps. It is a challenge we share with our fellow Rotliegend explorers in the southern North Sea. However, we are cautiously optimistic that the geophysical work we are doing over the next few days will show us a higher structural position near to our current down hole location.”

The Polish Oil and Gas Company owns 51% and operates the Sroda-6 well. FX Energy owns 49%.

Preliminary Agreement on Northwest and Warsaw South Concessions

FX Energy also announced that it has reached a preliminary agreement with an unnamed company to explore two 100%-owned exploration blocks in Poland, each approximately 250,000 acres. One of the blocks is located in the Company’s 1.2 million acre Northwest Concession; the other block is in the 0.9 million acre Warsaw South Concession. Plans include drilling one well in each block in 2009. The first of the two wells is tentatively planned to start drilling in March 2009. FX will be operator and will retain 50% interest. The preliminary agreement is subject to negotiation and documentation of detailed terms and to approval by the boards of both companies. Detailed terms are expected next month and a definitive agreement before year end.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.